Exhibit 99.1

xG Technology Announces $3,200,000

Registered Direct Offering and Concurrent Private Placement

SARASOTA, Florida, August 16, 2017 – xG® Technology, Inc. (“xG”, “xG Technology”, or the “Company”) (Nasdaq: XGTI, XGTIW), a leading provider of wireless video solutions to broadcast, law enforcement and defense markets, and private mobile broadband networks for critical communications, today announced that it has entered into definitive agreements with institutional investors to purchase an aggregate of approximately $3,200,000 of shares of common stock in a registered direct offering and common stock purchase warrants in a concurrent private placement.

The shares of common stock will be priced at $2.05. The warrants sold in the private placement will be exercisable immediately following the date of issuance, will expire on the fifth (5th) anniversary of the date they become exercisable, and have an exercise price of $2.50. At closing, xG anticipates that it will issue a total of 1,560,978 registered shares of common stock and unregistered warrants to purchase up to 780,489 shares of common stock.

The offerings are expected to yield total gross proceeds of approximately $3,200,000, before deducting placement agent fees and other estimated offering expenses. The Company intends to use the net proceeds from the offering for working capital and other general corporate purposes. The closing of the offerings is expected to take place on or about August 18, 2017, subject to the satisfaction of customary closing conditions.

Aegis Capital Corp. is acting as the sole placement agent in connection with the offering. Maxim Group LLC is serving as a financial advisor to xG.

This registered offering is being made pursuant to an effective shelf registration statement (No. 333-197820) previously filed with and declared effective by the U.S. Securities and Exchange Commission (the “SEC”). A prospectus supplement and accompanying base prospectus describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained, when available, from Aegis Capital Corp., 810 7th Avenue, 18th Floor, New York, NY 10019 or via telephone at 212-813-1010 or email: prospectus@aegiscap.com.

The unregistered warrants were offered pursuant to the exemption from registration afforded by Section 4(a)(2) under the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder. Such warrants and the common shares issuable upon exercise of such warrants have not been registered under the Act, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About xG Technology, Inc.

xG Technology’s brands provide wireless video solutions to broadcast, law enforcement and defense markets, and private mobile broadband networks for use in challenging environments. xG’s brand portfolio includes Integrated Microwave Technologies (IMT), Vislink, and xMax.

IMT has pioneered advanced digital microwave systems and is a trusted supplier to broadcast, sports and entertainment, and MAG (Military, Aerospace & Government) markets. Their products are recognized for their high level of performance, reliability, build quality, extended operating ranges and compact form factors. More information about IMT can be found at www.imt-solutions.com. Vislink specializes in the wireless capture, delivery and management of secure, high-quality, live video, and serves broadcast & media and public safety & surveillance markets. More information about Vislink can be found at http://www.vislink.com/.

xMax is a secure, rapid-deploy mobile broadband system that delivers mission-assured wireless connectivity in demanding operating environments. It was designed to serve as an expeditionary and critical communications network for use in unpredictable scenarios and during fluid situations, making it ideal for disaster response, emergency communications, and defense applications. More information about xMax can be found at http://www.xgtechnology.com/system-overview/. In addition to the above business lines, xG has a dedicated Federal Sector Group (xG Federal) focused on providing next-generation spectrum sharing solutions to national defense, scientific research and other federal organizations. Additional information about xG Federal can be found at http://www.xgtechnology.com/technology/xg-federal/.

Based in Sarasota, Florida, xG Technology has over 100 patents and pending patent applications. xG is a publicly traded company listed on the NASDAQ Capital Market (symbol: XGTI) For more information, please visit www.xgtechnology.com.

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties and regarding the closing of the offering and anticipated use of proceeds. These statements include but are not limited to statements regarding the intended terms of the offering, closing of the offering and use of any proceeds from the offering. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to xG Technology, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

FOR MORE INFORMATION

xG Technology:
Daniel Carpini
941-953-9035
daniel.carpini@xgtechnology.com